Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: August 15, 2013

CRC Health Corporation Reports Operating Results

For the Three and Six Months Ended June 30, 2013

CUPERTINO, CA, August 15, 2013—CRC Health Corporation, a leading provider of substance abuse treatment and adolescent youth services, announced its results for the three and six months ended June 30, 2013.

“During the second quarter of 2013, we delivered revenue growth in our recovery business, driven by both our CTCs and our residential recovery businesses, while our youth business struggled to achieve growth due to lack of demand in the marketplace and our weight management businesses continued to stabilize. We recently announced some changes to our youth and weight management business footprint. As health care needs evolve we sometimes need to make difficult changes. The future is promising as we continue to invest in areas that position us well for the dramatic changes occurring given healthcare reform,” said R. Andrew Eckert, Chief Executive Officer.

Three Months Ended June 30, 2013 Operating Results:

Net client service revenues for the three months ended June 30, 2013 increased $3.6 million, or 3.1%, to $118.6 million compared to the same period in 2012. For the three months ended June 30, 2013, operating income decreased $14.3 million, or 69.5%, compared to the same period in 2012. Adjusted EBITDA decreased $0.9 million, or 3.3%, compared to the same period in 2012.

The following table presents our net client service revenues, operating income (loss), Adjusted EBITDA and Adjusted EBITDA margin by division (in thousands, except for percentages):

	Three Months Ended June 30,
			2013 vs 2012
	2013	2012	$ Change	% Change
Net client service revenues:
Recovery	$94,269	$88,513	$5,756	6.5%
Youth	17,556	19,823	(2,267)	(11.4)%
Weight Management	6,741	6,623	118	1.8%
Corporate	9	18	(9)	(50.0)%

Total net client service revenues	$118,575	$114,977	$3,598	3.1%

Operating income (loss):
Recovery	$28,817	$28,083	$734	2.6%
Youth	(8,958)	1,534	(10,492)	*
Weight Management	(1,894)	(454)	(1,440)	*
Corporate	(11,665)	(8,515)	(3,150)	(37.0)%

Total operating income	$6,300	$20,648	$(14,348)	(69.5)%

Adjusted EBITDA:
Recovery	$32,157	$31,089	$1,068	3.4%
Youth	57	2,365	(2,308)	(97.6)%
Weight Management	1,012	7	1,005	*
Corporate	(5,926)	(5,239)	(687)	(13.1)%

Total Adjusted EBITDA	$27,300	$28,222	$(922)	(3.3)%

Adjusted EBITDA margin: (1)
Recovery	34.1%	35.1%
Youth	0.3%	11.9%
Weight Management	15.0%	0.1%
Total Adjusted EBITDA margin	23.0%	24.5%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net client service revenues.
*	Not meaningful

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

Recovery:

•

Net client service revenues increased $5.8 million, or 6.5%, primarily due to a $3.6 million increase in our residential facilities and a $2.1 million increase in our CTC facilities. The increase in revenues at our residential facilities was driven in part by the re-opening of New Life Lodge in April 2012, and certain bed expansions at two residential facilities in Pennsylvania. The increase in revenues at our CTC facilities was primarily due to increased patient days at our facilities driven by marketing programs and clinically appropriate retention efforts.

•

Operating income increased $0.7 million, or 2.6%. The increase was primarily the result of increase in net client service revenues noted above, offset by increase in operating expenses at our residential facilities due to increases in salaries, wages and benefits, outside services and other operating costs associated with increased patient days, and increase in operating expenses at our CTC facilities due to increased marketing activities and employee salaries, wages and benefits associated with increased patient days.

•	Adjusted EBITDA increased $1.1 million to $32.2 million from the comparable prior period.

Youth:

•	Net client service revenues decreased by $2.3 million, or 11.4%, due primarily to a decrease in patient days at our residential facilities.

•

Operating income decreased $10.5 million to an operating loss, primarily due to $8.0 million of asset impairments recorded in the second quarter of fiscal 2013 and a decrease in net client service revenues noted above.

•	Adjusted EBITDA decreased $2.3 million from the comparable prior period.

Weight Management:

•

Net client service revenues increased by $0.1 million, or 1.8%, primarily due to increases in patient days in our adult residential weight loss facility offset by a decrease in patient days in our adolescent weight loss programs.

•

Operating income decreased $1.4 million to an operating loss, primarily due to $2.9 million of asset impairments recorded in the second quarter of fiscal 2013, offset by a decrease in salaries, wages and benefits.

•	Adjusted EBITDA increased $1.0 million from the comparable prior period.

Corporate:

•

Operating income decreased $3.2 million, or 37.0%, primarily due to a $2.5 million increase in legal expenses in the second quarter of fiscal 2013 and a $0.7 million increase in salaries, wages and benefits.

•	Adjusted EBITDA decreased $0.7 million from the comparable prior period.

Six Months Ended June 30, 2013 Operating Results:

Net client service revenues for the six months ended June 30, 2013 increased $6.0 million, or 2.7%, to $229.2 million compared to the same period in 2012. For the six months ended June 30, 2013, operating income decreased $14.5 million, or 41.7%, compared to the same period in 2012. Adjusted EBITDA decreased $0.8 million, or 1.7%, compared to the same period in 2012.

The following table presents our net client service revenues, operating income (loss), Adjusted EBITDA and Adjusted EBITDA margin by division (in thousands, except for percentages):

	Six Months Ended June 30,
			2013 vs 2012
	2013	2012	$ Change	% Change
Net client service revenues:
Recovery	$184,944	$175,609	$9,335	5.3%
Youth	32,494	36,125	(3,631)	(10.1)%
Weight Management	11,701	11,423	278	2.4%
Corporate	20	42	(22)	(52.4)%

Total net client service revenues	$229,159	$223,199	$5,960	2.7%

Operating income (loss):
Recovery	$54,708	$53,077	$1,631	3.1%
Youth	(11,586)	38	(11,624)	*
Weight Management	(1,956)	(1,023)	(933)	(91.2)%
Corporate	(20,868)	(17,265)	(3,603)	(20.9)%

Total operating income	$20,298	$34,827	$(14,529)	(41.7)%

Adjusted EBITDA:
Recovery	$61,031	$58,976	$2,055	3.5%
Youth	(1,875)	1,678	(3,553)	*
Weight Management	1,184	(341)	1,525	*
Corporate	(11,982)	(11,139)	(843)	(7.6)%

Total Adjusted EBITDA	$48,358	$49,174	$(816)	(1.7)%

Adjusted EBITDA margin: (1)
Recovery	33.0%	33.6%
Youth	-5.8%	4.6%
Weight Management	10.1%	-3.0%
Total Adjusted EBITDA margin	21.1%	22.0%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net client service revenues.
*	Not meaningful

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Recovery:

•

Net client service revenues increased $9.3 million, or 5.3%, primarily due to a $5.1 million increase in our residential facilities and a $4.3 million increase in our CTC facilities. The increase in revenues at our residential facilities was driven in part by the re-opening of New Life Lodge in April 2012, and certain bed expansions at two residential facilities in Pennsylvania. The increase in revenues at our CTC facilities was primarily due to increased patient days at our facilities driven by marketing programs and clinically appropriate retention efforts.

•

Operating income increased $1.6 million, or 3.1%. The increase was primarily the result of increase in net client service revenues noted above, offset by increase in operating expenses at our residential facilities due to increases in salaries, wages and benefits, outside services and other operating costs associated with increased patient days, and increase in operating expenses at our CTC facilities due to increased marketing activities and employee salaries, wages and benefits associated with increased patient days.

•	Adjusted EBITDA increased $2.1 million to $61.0 million from the comparable prior period.

Youth:

•	Net client service revenues decreased by $3.6 million, or 10.1%, due primarily to a decrease in patient days at our residential facilities.

•

Operating income decreased $11.6 million to an operating loss, primarily due to $8.0 million of asset impairments recorded in the second quarter of fiscal 2013 and the decrease in net client service revenues noted above.

•	Adjusted EBITDA decreased $3.6 million from the comparable prior period.

Weight Management:

•

Net client service revenues increased by $0.3 million, or 2.4%, primarily due to increases in patient days in our adult residential weight loss facility offset by a decrease in patient days in our adolescent weight loss programs.

•

Operating income decreased $0.9 million to an operating loss, primarily due to $2.9 million of asset impairments recorded in the second quarter of fiscal 2013, offset by a decrease in salaries, wages and benefits.

•	Adjusted EBITDA increased $1.5 million from the comparable prior period.

Corporate:

•

Operating income decreased $3.6 million, or 20.9%, primarily due to a $2.5 million increase in legal expenses in the second quarter of fiscal 2013 and a $1.1 million increase in salaries, wages and benefits.

•	Adjusted EBITDA decreased $0.8 million from the comparable prior period.

Non-GAAP Financial Measures:

Under the terms of our borrowing arrangements, we are required to comply with various covenants, including the maintenance of certain financial ratios, the calculations of which are based on Adjusted EBITDA, as defined in our credit agreements. As of June 30, 2013, we were in compliance with all such covenants. A breach of these could result in a default under our credit facilities and in our being unable to borrow additional amounts under our revolving credit facility. If an event of default occurs, the lenders could elect to declare all amounts borrowed under our credit facilities to be immediately due and payable and the lenders under our term loans and revolving credit facility could proceed against the collateral securing the indebtedness.

The computation of Adjusted EBITDA is provided below to provide an understanding of the impact that Adjusted EBITDA has on our ability to comply with certain covenants in our borrowing arrangements that are tied to these measures and to borrow under the credit facility. Adjusted EBITDA should not be considered as an alternative to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP) and is not being presented as an indicator of operating performance or a measure of liquidity. Other companies may define Adjusted EBITDA differently and as a result, such measures may not be comparable to our Adjusted EBITDA.

The following table reconciles our net income (loss) to our Adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income (Loss) Attributable to CRC Health Corporation:	$(3,601)	$4,394	$(2,214)	$5,053
Depreciation and amortization (1)	5,332	5,079	10,187	10,008
Income tax expense (benefit) (1)	(2,545)	3,191	(1,499)	3,892
Interest expense	12,163	12,552	23,642	24,338

EBITDA	11,349	25,216	30,116	43,291
Adjustments to EBITDA:
Discontinued operations	381	559	603	1,187
Asset impairments (1)	10,859	—	10,859	—
Non-impairment restructuring activities (1)	218	212	384	930
Stock-based compensation expense	774	531	1,332	1,016
Foreign exchange translation	(1)	1	33	(28)
Loss on disposal of property and equipment (1)	98	337	190	418
Management fees	600	559	1,200	1,134
Non-recurring legal costs	2,916	496	3,474	812
Debt costs	106	69	167	177
Other non-cash charges and non-recurring costs	—	242	—	237

Total adjustments to EBITDA	15,951	3,006	18,242	5,883

Adjusted EBITDA	$27,300	$28,222	$48,358	$49,174

(1)	Includes amounts related to both continuing operations and discontinued operations.

Key Operating Statistics:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Recovery
Residential and outpatient facilities
Net client service revenues (in thousands)	$58,732	$55,109	$114,946	$109,874
Patient days	150,049	141,065	292,981	280,903
Net client service revenues per patient day	$391.42	$390.66	$392.33	$391.15
CTCs
Net client service revenues (in thousands)	$35,537	$33,404	$69,999	$65,735
Patient days	2,722,713	2,563,856	5,349,897	5,069,827
Net client service revenues per patient day	$13.05	$13.03	$13.08	$12.97
Youth
Residential facilities
Net client service revenues (in thousands)	$9,923	$12,207	$19,408	$23,117
Patient days	31,847	41,295	62,604	79,869
Net client service revenues per patient day	$311.58	$295.60	$310.01	$289.44
Outdoor programs
Net client service revenues (in thousands)	$7,633	$7,616	$13,086	$13,008
Patient days	16,351	15,441	27,887	26,689
Net client service revenues per patient day	$466.82	$493.23	$469.25	$487.39
Weight Management
Net client service revenues (in thousands)	$6,741	$6,623	$11,701	$11,423
Patient days	17,833	20,316	29,920	32,283
Net client service revenues per patient day	$378.01	$326.00	$391.08	$353.84

Other Data (in thousands except ratios):

	June 30,	December 31,
	2013	2012
Total Adjusted Debt (1)	$556,354	$570,996
Cash Interest Expense (2)	$42,347	$42,144
Adjusted EBITDA (2)	$101,462	$102,279
Debt Covenant Ratios
Leverage Ratio (3)	5.48	5.58
Maximum Required Leverage Ratio per Credit Facility	6.75	6.75
	Compliant	Compliant
Interest Coverage Ratio (4)	2.40	2.43
Minimum Required Interest Coverage Ratio per Credit Facility	2.00	2.00
	Compliant	Compliant

Notes:

1.	Consolidated Total Debt is defined as the aggregate principal amount of indebtedness outstanding on such date, determined on a consolidated basis, consisting of borrowed money, capitalized leases, promissory notes or similar instruments minus cash and cash equivalents in excess of $0.5 million (cash reserve). The Total Adjusted Debt includes debt of discontinued operations of $0.2 million as of December 31, 2012.
2.	Calculated over the four trailing quarters.
3.	Leverage ratio is defined as Consolidated Total Debt divided by the Adjusted EBITDA for the respective four trailing quarters.
4.	Interest coverage ratio is defined as our Adjusted EBITDA for the respective four trailing quarters divided by the cash interest expense over the same period.

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share amounts)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$11,040	$19,058
Restricted cash	280	364
Accounts receivable, net	39,331	36,737
Prepaid expenses	7,430	4,781
Other current assets	2,598	2,591
Income taxes receivable	3,094	1,109
Deferred income taxes	6,352	6,352
Current assets of discontinued operations	3,135	2,759

Total current assets	73,260	73,751

Property and equipment, net	131,406	130,381
Goodwill	519,093	518,953
Other intangible assets, net	281,079	294,085
Other assets, net	18,305	20,396

Total assets	$1,023,143	$1,037,566

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,507	$6,801
Accrued payroll and related expenses	19,292	18,333
Accrued interest	9,334	9,412
Accrued expenses	12,575	8,721
Current portion of long-term debt	—	4,840
Deferred revenue	14,169	9,494
Other current liabilities	1,303	1,592
Current liabilities of discontinued operations	2,287	2,372

Total current liabilities	66,467	61,565

Long-term debt	567,174	584,535
Other long-term liabilities	8,642	8,740
Long-term liabilities of discontinued operations	5,838	6,275
Deferred income taxes	107,310	107,289

Total liabilities	755,431	768,404

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value - 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	465,665	464,932
Accumulated deficit	(197,913)	(195,699)
Accumulated other comprehensive loss	(40)	(71)

Total equity	267,712	269,162

Total liabilities and stockholders’ equity	$1,023,143	$1,037,566

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net client service revenues	$118,575	$114,977	$229,159	$223,199
Operating expenses:
Salaries and benefits	56,849	54,585	112,817	109,173
Facilities and other operating costs	37,384	33,252	70,972	65,470
Provision for doubtful accounts	1,851	1,465	4,026	3,808
Depreciation and amortization	5,332	5,027	10,187	9,921
Asset impairments	10,859	—	10,859	—

Total operating expenses	112,275	94,329	208,861	188,372

Operating income	6,300	20,648	20,298	34,827
Interest expense	(12,163)	(12,552)	(23,642)	(24,338)
Other income	241	251	503	494

Income (loss) from continuing operations before income taxes	(5,622)	8,347	(2,841)	10,983
Income tax expense (benefit)	(2,295)	3,500	(1,112)	4,684

Income (loss) from continuing operations, net of tax	(3,327)	4,847	(1,729)	6,299
Loss from discontinued operations, net of tax	(274)	(453)	(485)	(1,246)

Net income (loss)	$(3,601)	$4,394	$(2,214)	$5,053

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(2,214)	$5,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,187	10,008
Amortization of debt discount and capitalized financing costs	2,122	3,014
Asset impairments	10,859	—
Loss on disposal of property and equipment	190	418
Provision for doubtful accounts	4,008	3,954
Stock-based compensation	1,332	1,016
Deferred income taxes	21	(804)
Changes in assets and liabilities:
Restricted cash	84	(226)
Accounts receivable	(6,599)	(1,878)
Prepaid expenses	(2,642)	1,118
Income taxes receivable and payable	(2,372)	2,705
Other current assets	(7)	(170)
Accounts payable	841	(300)
Accrued liabilities	4,924	2,873
Other current liabilities	4,342	6,345
Other long-term assets	821	(853)
Other long-term liabilities	(529)	315

Net cash provided by operating activities	25,368	32,588

Cash flows from investing activities:
Additions of property and equipment	(9,432)	(7,341)
Proceeds from sale of property and equipment	36	—
Acquisition of business, net of cash acquired	(140)	—
Other investing activities	—	(29)

Net cash used in investing activities	(9,536)	(7,370)

Cash flows from financing activities:
Borrowings of long-term debt	—	84,096
Repayment of long-term debt	(5,019)	(88,099)
Borrowings on revolving line of credit	—	18,000
Repayments on revolving line of credit	(17,995)	(13,505)
Capital distributed to Parent	(599)	(9,524)
Capitalized financing costs	(217)	(2,772)
Other financing activities	(20)	—

Net cash used in financing activities	(23,850)	(11,804)

Net increase (decrease) in cash and cash equivalents	(8,018)	13,414
Cash and cash equivalents — beginning of period	19,058	10,183

Cash and cash equivalents — end of period	$11,040	$23,597

Conference Call

CRC Health Corporation will host a conference call, open to all interested parties, on Tuesday, August 20, 2013 beginning at 4:00 PM Eastern Time (1:00 PM Pacific Time). The number to call within the United States is (888) 539-3678. Participants outside the United States should call (719) 457-2085. The conference ID is 3983396.

A replay of the conference call will be available starting at 7:00 PM Eastern Time on Tuesday, August 20, 2013 until 7:00 PM Eastern Time Tuesday, August 27, 2013. The replay number for callers within the United States is (888) 203-1112 or (719) 457-0820 from outside the United States and the conference ID for all callers is 3983396.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements related to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may”, “will”, “should”, “likely”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “potential” or “plan”, or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•	Our substantial indebtedness;

•	Unfavorable economic conditions that have and could continue to negatively impact our revenues;

•	Changes in reimbursement rates for services provided;

•	Failure to comply with extensive laws and governmental regulations given the highly regulated industry in which we operate and the ever changing nature of these laws and regulations;

•	Significant economic contribution that certain regions and programs have to our operating results;

•	Claims and legal actions by patients, students, employees, third-party payors, such as Medicare, and others;

•	Failure to cultivate new, or maintain existing relationships with patient referral sources;

•	Competition;

•	Shortage in qualified healthcare workers;

•	Our employees election of union representation;

•	Difficult, costly or unsuccessful integrations of acquisitions;

•	Accidents or other incidents at our programs;

•	Defaults by borrowers in our loan program;

•	Limited history of profitability;

•	Potential conflicts with our financial sponsors;

•	Natural disasters;

•	Adverse media;

•	Deficiencies in our internal controls; and

•	Regulatory risks.

A more detailed discussion of many of these factors, as well as other factors that could affect our results, is contained in our periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

About CRC Health Group

CRC Health Group is the most comprehensive network of addiction treatment and related behavioral health services in the nation. CRC offers the largest array of personalized treatment options, allowing individuals, families and professionals to choose the most appropriate treatment setting for their behavioral, addiction, weight management or therapeutic education needs. CRC is committed to making our services widely and easily available, while maintaining a passion for delivering advanced treatment. Since 1995, CRC has been helping individuals and families reclaim and enrich their lives. For more information, visit www.crchealth.com or call (877) 637-6237.

Contact:

CRC Health Corporation

LeAnne M. Stewart, 408-645-3160

Chief Financial Officer